EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-129252, 333-115025, 333-105941, 333-104729, 333-65074, and 333-94299) of Next, Inc. of our report dated January 7, 2005 with respect to the consolidated financial statements of Next, Inc. and subsidiaries, which appears in this Form 10-KSB.

/s/ Tauber & Balser, P.C.

Atlanta, Georgia

February 24, 2006